Exhibit 4.76

BF----2005----0116	Contract No.: 009024

PRE-SALE CONTRACT FOR COMMODITY HOUSING

IN BEIJING MUNICIPALITY

SELLER:  Beijing Hengfu Plaza Development Co., Ltd.

BUYER:  Beijing Ninetowns Ports Software and Technology Co., Ltd.

Beijing Municipal Construction Commission

Beijing Administration for Industry and Commerce

Instructions

1.	This Contract is a sample version jointly formulated by Beijing Municipal Construction Commission and Beijing Administration for Industry and Commerce.

2.	Before execution of this Contract, the Seller shall present the Commodity Housing Pre-sale Permit and other relevant certificates and proof documents to the Buyer.

3.
Both parties shall enter into this Contract with the principles of voluntariness, fairness and good faith, and neither party shall impose its will on the other party.  Both parties may modify, supplement or delete the contents of the terms of this Contract.  After this Contract becomes effective, unmodified contents in printing shall be deemed as the contents upon which both parties have agreed.

4.
Before the execution of the Pre-sale Contract for Commodity Housing, the Buyer shall carefully read the terms of this Contract, especially those contents that may be selected, supplemented, filled in or modified.

5.
In order to embody the principle of voluntariness of both parties, there are blank spaces left after relevant terms in this Contract for both parties to decide or supplement contents by their own.  The Buyer and the Seller may enter into fair and reasonable supplemental agreements regarding the contents not covered or not clearly stipulated in this Contract in accordance with particulars of the project under sale, and they may supplement contents in blank space after relevant terms in this Contract.

6.
Both parties shall determine through consultation the contents to be selected in the brackets of [  ], the contents to be filled in blank spaces and other contents to be deleted or supplemented in this Contract.  The contents to be selected in the brackets of [  ] shall be selected by ✓; for the contents that are not applicable to actual circumstances or not stipulated by both parties, × shall be filled in spaces to indicate deletion.

7.
For any dispute arising from the performance of this Contract, the parties may elect to either file a lawsuit before the local People’s Court where the commodity housing is located or submit such dispute before an arbitration commission for arbitration.  If the parties elect to proceed with arbitration, the arbitration may be submitted to Beijing Arbitration Commission, China International Economic and Trade Arbitration Commission or an arbitration commission outside of Beijing.

8.
Both parties may decide the number of originals of this Contract in accordance with actual circumstances and shall carefully check the originals upon the execution, in order to ensure that the contents of all originals are consistent.  Under any circumstances, the Buyer shall have at least one original of this Contract.

PRE-SALE CONTRACT FOR COMMODITY HOUSING
IN BEIJING MUNICIPALITY

Seller:  Beijing Hengfu Plaza Development Co., Ltd.
Corresponding Address:   18 Gongti East Road, Chaoyang District, Beijing
Post Code:  100020
Business License Registration Number:  Qi Zuo Jing Zong Fu Zi No. 009135
Enterprise Qualification Certificate Number:    CY-B-0830
Legal Representative:  ZHOU Liming                                                                                                Telephone:  65934866
Authorized Proxy:  ×                                                                                                Telephone:  ×
Authorized Sales Agent:  ×
Corresponding Address:  ×
Post Code:  ×
Business License Registration No.:  ×

Buyer:  Beijing Ninetowns Ports Software and Technology Co., Ltd.
[Legal Representative][ Person in Charge]:  WANG Shuang         Nationality:  China
[ Identity Card][ Passport][ Business License Registration Number]:  1101061588135(1-1)
Date of Birth:  _____(Year)____(Month)____(Date)                             Gender:
Corresponding Address:  C2, Floor 3, Changning Plaza, 1 Xinghuo Road, Qiaonan Science City, Fengtai District, Beijing
Post Code:  100071                                                                                     Telephone:  65887788-8001
[ Legal Representative][ Authorized Proxy]:  ×                                               Nationality:  ×
[ Identity Card][ Passport][× ]:  ×
Date of Birth:  ×                                                                                     Gender:  ×
Corresponding Address:  ×
Post Code:  ×                                                                           Telephone:  ×

In accordance with the Contract Law of the People’s Republic of China, the Administrative Law of Urban Real Estate of the People’s Republic of China, the Beijing Municipal Administrative Measures on Urban Real Estate Transfer and provisions of other relevant laws and regulations, the Seller and the Buyer enter into the following agreements regarding the pre-sale of the commodity housing on the basis of equality, voluntariness, fairness and consultation consensus:

Article 1              Basis of the Project Construction

The Seller has obtained the state-owned land use right of the plot located at 18 Gongti East Road, Chaoyang District, Beijing by means of [grant ✓] [transfer] [allotment].  The number of the [State-owned Land Use Right Certificate ✓] [Urban Construction Land Certificate] is Shi Chao Zhong Wai Guo Yong (95) Zi No. 00137.  The area of the land use right is 10250m2.  The purpose of the plot on which the commodity housing that the Buyer intends to purchase (the “Commodity Housing”) is located is comprehensive.  The term of the land use right of the plot is from January 27, 1995 to January 26, 2045.

As approved, the [ratified name ✓] [temporary name] of the Commodity Housing that the Seller constructed on the abovementioned plot is Baifu International Tower.  The number of the

Construction Project Planning Permit is 2002 Gui Jian Zi No. 0200.  The number of the Construction Project Work Permit is 05 (Jian) 2002·1455.  The commencing date of the construction provided in the project construction contract is May 2002 and the completion date provided in the project construction contract is July 2005.

Article 2              Basis of the Pre-sale

Pre-sale of the Commodity Housing has been approved by Beijing Municipal Bureau of Land Resources and Housing Administration, and the number of the Pre-sale Permit is Jing Fang Shou Zheng Zi No. (2003) 121.

Article 3              Basic Information

The main construction structure of the building where the Commodity Housing is located is framework shear wall.  The number of floors of the building is 30, among which the number of the above-ground floors is 26 and the number of the underground floors is 4 .

The Commodity Housing is Number × [Unit] [Floor ✓] 19, 20, [Building] [Block ✓] 1 of the project stipulated in Article 1.  The number of the housing is the [approved number] [temporary number ✓] and is finally subject to the housing number approved by the public security administrative department.  The floor plan and the location of the Commodity Housing in the entire block building are set out in Appendix 1.

The purpose of the Commodity Housing is [ordinary residential housing] [affordable housing] [apartment] [villa] [office ✓] [commercial] [×]:   ×   .. The [floor height ✓] [net height] is 3.4 meters.  The minimum [net height of the pitched roof] is × meters and the maximum of it is × meters.  The orientation of the Commodity Housing is ___.  The Commodity Housing has ×  balconies, among which  × are enclosed and ×  are not enclosed.

The real estate surveying and drawing institution entrusted by the Seller to pre-measure the area of the Commodity Housing is Beijing Municipal Real Estate Surveying and Drawing Institute.  The pre-measured construction area is 2698.1 square meters, among which the net construction area is 1970.34 square meters and the shared construction area of the common area and common housing is 727.76 square meters.   The instruction on constitution of the shared construction area of the common area and common housing is set out in Appendix 2.

As of the execution of this Contract, the construction status of the building where the Commodity Housing is located is construction capping.  (e.g., floor zero, underground floor one ··· above-ground floor five ··· construction capping)

The floor height referred to in this Article is the vertical distance from the surface of the floor on one storey or the surface of the ground to the surface of the floor on the next storey above.  The net height is the vertical distance from the surface of the floor or the surface of the ground to the bottom of the floor or the bottom of the surface of the suspended ceiling on the next storey above.

Article 4              Mortgage Status

The mortgage statuses relevant to the Commodity Housing are:  2, 3.

1.  Neither the land use right of the plot which the Commodity Housing shares nor the construction-in-progress of the Commodity Housing has been mortgaged.

2.  The land use right of the plot which the Commodity Housing shares has been mortgaged,
The mortgagee is:  Bank of Communication Beijing Branch
The registration department of the mortgage is:  Beijing Municipal Bureau of Land and Resources
The registration date of the mortgage is:  August 17, 2004.

3.  The construction-in-progress of the Commodity Housing has been mortgaged,
The mortgagee is:  Bank of Communication Beijing Branch
The registration department of the mortgage is:  Beijing Municipal Bureau of Land and Resources
The registration date of the mortgage is:  August 17, 2004.

(Items 2 and 3 can be selected simultaneously.)

Article 5              Price Calculation Method and Purchase Price

If the Commodity Housing is residence, the Seller and the Buyer agree to calculate the purchase price of the Commodity Housing in accordance with item 1 as set forth below.  If the Commodity Housing is affordable housing, the Seller and the Buyer agree to calculate the purchase price of the Commodity Housing in accordance with both item 1 and item 2 respectively as set forth below.

If the Commodity Housing is not residence, the Seller and the Buyer agree to calculate the purchase price of the Commodity Housing in accordance with item 2 as set forth below.

1.  Calculated based on the net construction area, the unit price of the Commodity Housing is RMB×     per square meter and the total price is RMB×   .

2.  Calculated based on the gross construction area, the unit price of the Commodity Housing is RMB17,600 per square meter and the total price is RMB forty-seven million four hundred and eighty-six thousand five hundred and sixty yuan.

3.  Calculated by whole unit, the total price of the Commodity Housing is RMB×   .

4.  Other specific stipulations.  Please refer to Appendix 3.

The gross construction area referred to in this Article is the horizontally-projected area within the external periphery of each floor above the plinth of the external wall, including balconies, hallways, basements, exterior stairways, etc., as well as any covered permanent construction with secure structures that has a floor height greater than or equal to 2.20 meters.

The net construction area referred to in this Article is the sum of the net usable area, the net wall area and the balcony construction area of the Commodity Housing (apartment).

Article 6              Payment Method and Term

The Buyer shall make the payment in accordance with item 4 as set forth below.

1.  A lump-sum payment.

2.  Payment in installments.

3.  Payment through a mortgage loan.  The Buyer may pay        % of the total purchase price of the Commodity Housing in the first installment and the remainder shall be paid through a loan from Bank of Communication Beijing Sanyuan Branch or the housing fund administration organization.

4.  Other methods.

The detailed arrangements regarding the payment method and term are in Appendix 4.

Article 7              The Seller warrants that there is no pending title dispute on the Commodity Housing, and the Seller shall take corresponding responsibilities for the failure of title registration of or any debt dispute arising out of the Commodity Housing caused by the Seller.

×                      .

Article 8              Agreements on Planning Modification

The Seller shall construct the Commodity Housing in accordance with the conditions stipulated in the Construction Project Planning Permit approved and issued by the planning administrative authority and shall not modify the planning without permission.

If it is necessary for the Seller to modify the conditions stipulated in the Construction Project Planning Permit, the Seller shall obtain the written consent of the affected Buyer and the approval of the planning administrative authority.  The Seller shall compensate any loss of the Buyer’s rights and interests caused by such planning modification.

(For details, please refer to Appendix 3.)

Article 9              Agreements on Design Modification

I.  As approved by the design examining institution entrusted by the planning administrative authority, if the following design modifications of the design documents of the construction project working drawings affect the quality or functions of the Commodity Housing purchased by the Buyer, the Seller shall notify the Buyer in writing within 10 days after the approval of such modifications by the design examining institution.

1.  structure form, layout, area and size and orientation of the Commodity Housing;

2.  heat supply and heating method;

3.  ×                                                                                                            ;

4.  ×                                                                                                            ;

5.  ×                                                                                                            .

The Buyer shall be entitled to cancel the housing purchase if the Seller fails to notify the Buyer within the term stipulated above.

II.  The Buyer shall make a written reply regarding if or not he cancels the housing purchase within 15 days after the notice is delivered to him.  If the Buyer fails to make a reply within the term stipulated above, it shall be deemed that the Buyer agrees to the modifications.

III.  If the Buyer cancels the housing purchase, the Seller shall refund the paid housing purchase price, along with the corresponding interest calculated in accordance with the deposit interest rate of the same period published by the People’s Bank of China, to the Buyer within 30 days after the housing purchase cancellation notice is delivered to the Seller.  Provided that the Buyer does not cancel the housing purchase, the Buyer shall enter into a supplemental agreement with the Seller.

×                                                                                                            .

Article 10            Liabilities of Overdue Payment

If the Buyer fails to pay the purchase price within the stipulated term, item 1   below shall be applied:

1. In accordance with the time overdue, one of the following items shall be applied. (Items (1) and (2) shall not be both applied.)

(1) If the payment is overdue for no more than 60 days, this Contract shall continue to be performed and, within 30 days after the purchase price payable is actually paid, the Buyer shall pay to the Seller a default penalty of 0.02% of the overdue amount per day for each day from the next day of the date that the payment is due to the day the payment is actually made.

(2) If the payment is overdue for more than 60 days (this shall be the same day as the sixtieth day stipulated in item (1)), the Seller shall have the right to terminate this Contract. In case the Seller elects to terminate this Contract, within 30 days after receiving the termination notice, the Buyer shall pay a default penalty of 2 % on the accumulated overdue amount and the Seller shall refund the paid purchase price to the Buyer.  If the Buyer intends to continue performing this Contract, with the consent of the Seller, this Contract shall continue to be performed and, within

30 days after the payment is actually made, the Buyer shall pay to the Seller a default penalty of 0.02% (this interest rate shall be no less than the rate referred to in item (1)) of the overdue amount per day for each day from the next day of the date that the payment is due to the day the payment is actually made.

The overdue amount referred to in this Article shall mean the difference between the due payable stipulated in Article 6 and the payment actually made.  If payment is in installments, the overdue amount is the difference between the due payable and the payment actually made in the same period of time.

2.	× .

(Please refer to Appendix 3 for more details.)

Article 11            Delivery Conditions

I.  The Seller shall deliver the Commodity Housing to the Buyer before May 30, 2007.

II. The Commodity Housing on delivery shall satisfy the conditions listed in items 1, 2, × ,   × , × , × , and × below.  If the Commodity Housing is residence, the Seller shall provide the  Residential Housing Quality Warrant Letter and the Residential Housing Use Instructions.

1.  The planning examination and acceptance approval document and the construction project completion examination and acceptance filing table have been obtained for the Commodity Housing;

2.  A technical report on the actually measured area of the Commodity Housing issued by a qualified real property surveying institution;

3.  The Seller has obtained the housing title certificate of the building where the Commodity Housing is located;

4.  The Commodity Housing has satisfied all conditions warranted by the Seller under Article 12 that urban infrastructure facilities should meet;

5.	× .

6.	× .

7.	× .

Article 12            Warrants Regarding Urban Infrastructure Facilities and Other Facilities

The Seller warrants that the urban infrastructure facilities and other facilities directly related to the normal use of the Commodity Housing shall meet the following conditions on the stipulated date:

1.  Urban Infrastructure Facilities

(1)  Water supply and sewerage:  using conditions to be met by May 30, 2007;

(2)  Electricity:  using conditions to be met by May 30, 2007;

(3)  Heat supply:  using conditions to be met by May 30, 2007;

(4)  Gas:  using conditions to be met by May 30, 2007;

(5)  ×                                                                                                            ;

(6)  ×                                                                                                            .

If these conditions are not satisfied within the stipulated term, both parties agree to handle the situation in accordance with the following methods:

(1) If the overdue is no more than 60 days, this Contract shall continue to be performed and the Seller shall pay to the Buyer a default penalty of 0.02% of the paid housing purchase price per day for each day from the next day of the final delivery date stipulated above to the day the housing is actually delivered.

(2) If the overdue is more than 60 days, the Buyer shall have the right to terminate this Contract. In case the Buyer elects to terminate this Contract, within 30 days after receiving the termination notice, the Seller shall refund the paid housing purchase price and shall pay to the Buyer a default penalty of  2 % of the paid purchase price.  If the Buyer require to continue performing this Contract, this Contract shall continue to be performed and, the Seller shall pay to the Buyer a default penalty of 0.02%  of the paid housing purchase price per day for each day from the next day of the final delivery date stipulated in Article 11 hereof to the day the Commodity Housing is actually delivered.

2.  Other Facilities

(1)  Public greenery:  using conditions to be met by May 30, 2007;

(2)  Public roads:  using conditions to be met by May 30, 2007;

(3)  Public parking area:  using conditions to be met by May 30, 2007;

(4)  Kindergarten:  ×                                              ;

(5)  School:  ×                                              ;

(6)  Community club:  ×                                              ;

(7)  Shopping Mall:  ×                                              ;

(8)  Sports facilities:  ×                                              ;

(9)  The above facilities only refer to the facilities within the community.

If these conditions are not met within the stipulated term, both parties agree to handle the situation in accordance with the following methods:

(1)  If the overdue is more than 60 days, the Buyer shall have the right to cancel the housing purchase.  If the Buyer elects to cancel the housing purchase, the default penalty shall be 2% of the paid housing purchase price.  If the Buyer elects not to cancel the housing purchase, the daily default penalty shall be 0.01% of the paid housing purchase price, capping at 3% of the paid housing purchase price.

(2) If the conditions are not met due to the Seller, the Seller shall take remedial measures to cause the facilities to meet the conditions.

Article 13            Liabilities of Overdue Delivery of Housing

Except in the case of force majeure, if the Seller fails to deliver the Commodity Housing to the Buyer within the stipulated term and under the conditions provided in Article 11, item 1 below shall be applied:

1. In accordance with the time overdue, one of the following items shall be applied. (Items (1) and (2) shall not be both applied.)

(1) In the event that the delivery is overdue for no more than 60 days (this period shall be no less than the period stipulated in item (1) of Article 10), this Contract shall continue to be performed and, within 30 days after the actual delivery of the Commodity Housing, the Seller shall pay to the Buyer a default penalty of 0.02% (this interest rate shall be no less than the rate stipulated in item (1) of Article 10) of the paid housing purchase price per day for each day from the next day of the final delivery date stipulated in Article 11 hereof to the day the housing is actually delivered.

 (2) In the event that the delivery is overdue for more than 60 days (this shall be the same day as the sixtieth day stipulated in item (1)), the Buyer shall have the right to cancel the housing purchase.  If the Buyer elects to cancel the housing purchase, within 30 days after the housing purchase cancellation notice is delivered, the Seller shall refund the paid purchase price and pay a default penalty of 2 % of the paid purchase price to the Buyer.  If the Buyer requires to continue performing this Contract, this Contract shall continue to be performed and, within 30 days after the actual delivery of the Commodity Housing, the Seller shall pay to the Buyer a default penalty of 0.02% (this interest rate shall be not less than the rate stipulated in item (1) above) per day for each day from the next day of the final delivery date stipulated in Article 11 hereof to the day the housing is actually delivered.

2.	× .

 (For details, please refer to Appendix 3.)

Article 14            Arrangements of Area Difference

On delivery of the Commodity Housing, the Seller shall present to the Buyer the technical report on the actually measured area of the Commodity Housing issued by a qualified real property surveying institution entrusted by the Seller, and shall provide to the Buyer the actually area measuring data of the Commodity Housing (the “Actual Area”).  If there is a difference between the Actual Area and the pre-measured area stipulated in Article 3, both parties agree to handle the situation in accordance with item 3 below:

1.  In accordance with the agreements on the price calculation on the basis of the net construction area as stipulated in Article 5, both parties agree to handle the situation in accordance with the following principles:

(1)  if the absolute value of the difference ratio of the net construction area is less than 3% (including 3%), the housing purchase price shall be calculated and settled in accordance with the actual net construction area;

(2)  if the absolute value of the difference ratio of the net construction area is greater than 3%, the Buyer shall have the right to cancel the housing purchase.

If the Buyer cancels the housing purchase, the Seller shall refund the paid housing purchase price, along with the corresponding interest calculated in accordance with the deposit interest rate of the same period published by the People’s Bank of China, to the Buyer within 30 days after the housing purchase cancellation notice is delivered to the Seller.

If the Buyer does not cancel the housing purchase, where the actual net construction area is greater than the pre-measured net construction area, the portion of the housing price of the area difference, the ratio of which is less than 3% (including 3%), shall be made up by the Buyer and the portion of the housing price of the area difference, the ratio of which is more than 3%, shall be borne by the Seller but the title of such area shall belong to the Buyer.  Where the actual net construction area is less than the pre-measured net construction area, the portion of the housing price of the area difference, the absolute value of the ratio of which is less than 3% (including 3%), shall be refunded by the Seller to the Buyer and the portion of the housing price of the area difference, the absolute value of the ratio of which is more than 3%, shall be refunded by the Seller to the Buyer in double.

Difference ratio of the net construction area = [(Actual net construction area – Pre-measured net construction area) / Pre-measured net construction area] × 100%

2.  In accordance with the agreements on the price calculation on the basis of the construction area as stipulated in Article 5, both parties agree to handle the situation in accordance with the following principles:

(1)  if the absolute value of the difference ratio of the net construction area and the construction area are both less than 3% (including 3%), the housing purchase price shall be calculated and settled in accordance with the actual construction area;

(2)  if the absolute value of any one of the difference ratio of the net construction area and the construction area is more than 3%, the Buyer shall have the right to cancel the housing purchase.

If the Buyer cancels the housing purchase, the Seller shall refund the paid housing purchase price, along with the corresponding interest calculated in accordance with the deposit interest rate of the same period published by the People’s Bank of China, to the Buyer within 30 days after the housing purchase cancellation notice is delivered to the Seller.

If the Buyer does not cancel the housing purchase, where the actual construction area is greater than the pre-measured construction area, the portion of the housing price of the area difference, the ratio of which is less than 3% (including 3%), shall be made up by the Buyer and the portion of the housing price of the area difference, the ratio of which is more than 3%, shall be borne by the Seller but the title of such area shall belong to the Buyer.  Where the actual construction area is less than the pre-measured construction area, the portion of the housing price of the area difference, the absolute value of the ratio of which is within 3% (including 3%), shall be refunded by the Seller to the Buyer and the portion of the housing price of the area difference, the absolute value of the ratio of which is more than 3%, shall be refunded by the Seller to the Buyer in double.

Difference ratio of the construction area = (Actual construction area – Pre-measured construction area) / Pre-measured construction area × 100%

3.  Otherwise provided by both parties.

(Please refer to Appendix 3.)

Article 15            Procedures of Delivery

I.  When the delivery conditions for the Commodity Housing as provided in Article 11 have been satisfied, the Seller shall, no later than 7 days before the delivery of the Commodity Housing, notify the Buyer in writing of the time, location and the required documents for the delivery procedures.  When the parties examine and deliver the Commodity Housing, the Seller shall present the documents as provided in Article 11 and satisfy the other conditions as provided in Article 11.  If the Seller fails to present all the documents as provided in Article 11, or to satisfy the other conditions as provided in Article 11, the Buyer shall have the right to reject to accept.  If this causes any delay in the delivery of the Commodity Housing, the responsibility shall be borne by the Seller and Article 13 shall be applied.

II.  After the examination and delivery of the Commodity Housing, the parties shall execute the Commodity Housing delivery receipt.  If there is any delay in the delivery of the Commodity Housing due to the Buyer, the parties agree that the following method shall be applied:

It shall be deemed that the Seller has delivered the Commodity Housing in accordance with the conditions stipulated herein, and the risks related to the Commodity Housing shall be transferred to the Buyer and the Buyer shall bear all the fees from the delivery date.

III.  Both parties agree that the taxes and fees shall be paid in accordance with item 2 below:

1.  The Seller shall not regard the Buyer’s payment of taxes and fees as a delivery condition of the Commodity Housing.

×                                                                                                                                                                                                  .

2.  The Buyer agrees to entrust the Seller to pay the taxes and fees of items (1), (2), (3) and (4) below on behalf of the Buyer, and the Buyer shall pay the amount of such taxes and fees to the Seller upon acceptance of the Commodity Housing. (For details, please refer to Appendix 3.)

(1)  specific maintenance funds (common maintenance funds);

(2)  deed tax;

(3)  property management service fee as provided in Article 22;

(4)  heat supply fee;

(5) ×                                                ;

(6) ×                                                .

3.  The Buyer shall pay the taxes and fees of items (1), (2), (3), (4) and  × below directly to the relevant authorities, and the Buyer shall present the relevant receipts and proof documents for such payments to the Seller upon acceptance of the Commodity Housing.

(1)  specific maintenance founds (common maintenance funds);

(2)  deed tax;

(3)  property management service fee as provided in Article 22;

(4)  heat supply fee;

(5) ×                                                ;

(6) ×                                                .

Article 16            Agreements on the Quality, Decoration, and Equipment Standard of the Commodity Housing

I.  The Seller warrants that the construction materials and equipments for the construction of the Commodity Housing shall be of satisfactory quality and that the quality of the Commodity Housing shall meet the quality norms and standards of construction promulgated by the state and Beijing municipality and the stipulations in the working drawings.

II.  The Seller and the Buyer agree that:

1.  If the quality of the foundation and main structure of the Commodity Housing is found, upon examination, to be unqualified, the Buyer shall have the right to cancel the housing purchase.  In case the Buyer elects to cancel the housing purchase, within 30 days after the delivery of the housing purchase cancellation notice, the Seller shall refund the purchase price paid by the Buyer, along with the corresponding interest calculated in accordance with the deposit interest rate of the same period published by the People’s Bank of China to the Buyer, and the Seller shall compensate the Buyer for any loss thereby incurred.  The Seller shall also bear the incurred costs of any examinations.

If the Buyer demands continued performance of this Contract, the Buyer shall enter into a supplementary agreement with the Seller.

×                                                                                                                                                                                                  .

2.  If the quality of the air inside the Commodity Housing is found, upon examination, to be below the national standard, the Buyer shall have the right to cancel the housing purchase within 60 days (this period shall be no less than 60 days) after the delivery of the Commodity Housing.  If the Buyer elects to cancel the housing purchase, within 30 days after the delivery of the housing purchase cancellation notice, the Seller shall refund the purchase price paid by the Buyer, along with the corresponding interest calculated in accordance with the deposit interest rate of the same period published by the People’s Bank of China to the Buyer, and the Seller shall compensate the Buyer for any loss thereby incurred.  The Seller shall also bear the costs of any examinations.

If the Buyer does not cancel the housing purchase or if it has been more than 60 days after the delivery of the Commodity Housing, the Buyer shall enter into a supplementary agreement with the Seller.

×                                                                                                                                                                                                  .

3.  Upon delivery, the Commodity Housing shall have been examined and accepted as qualified by the constructor, the inspector, the planner, the builder, the construction supervisor, etc., and the Seller and the Buyer shall examine the Commodity Housing together. If any other problem arises thereupon, both parties agree that item (3) below shall be applied:

(1)  The Seller shall deliver the repaired Commodity Housing within × days. If this causes any delay in the delivery of the Commodity Housing, the responsibility shall be borne by the Seller and Article 13 shall be applied.

×                                                                                                                                                                                                  .

(2)  The Seller shall be responsible for the repair of the Commodity Housing within ×   days after the delivery in accordance with national and municipal standards and requirements regarding the project construction quality and shall bear the reparation costs.  The Seller shall compensate the Buyer for any loss thereby incurred.

(3)  Both parties shall go through the housing delivery and acceptance procedures first, and the quality problems confirmed by both parties shall be fixed by the Seller in accordance with the Residential Housing Quality Warrant Letter and the Seller shall bear the reparation costs.

4.  The decoration and equipments of the Commodity Housing delivered by the Seller shall meet the standard agreed upon by both parties. If the agreed standard is not met, the Buyer shall have the right to require the Seller to handle the situation in accordance with item 2 below:

(1) The Seller shall compensate the Buyer by paying the Buyer double the difference in the price of the actual decoration and equipments and the decoration and equipments of the agreed standard.

(2)  The Seller shall make up the difference of the price of the actual decoration and equipments and the decoration and equipments of the agreed standard.

(3)  ×                                                                                                                                                                                                  .

Detailed stipulations regarding standard for decoration and equipments is in Appendix 5.

III.  If there is any dispute between the Seller and the Buyer arising out of the quality of the construction, either party may entrust a qualified construction quality surveying institution to conduct an examination. Both parties shall have the obligation to assist and coordinate in this regard.

×                                                                                                                                                                                                  .

Article 17            Residential Housing Quality Warranty

I. If the Commodity Housing is residence, from the date of delivery of the Commodity Housing, the Seller shall assume the relevant repair and maintenance obligations in accordance with the undertakings made in the Residential Housing Quality Warrant Letter.

If the Commodity Housing is non-residence, the Seller and Buyer shall enter into a supplemental agreement providing the detailed scope, period, and liabilities of the repair and maintenance warranty.

II. If the Commodity Housing has quality defects within the scope and time period of the warranty, then: (1) if the parties have an agreement regarding cancellation of housing purchase, such agreement shall be applied; and (2) if the parties have no agreement regarding cancellation of housing purchase, the Seller shall perform its obligations under the warranty and the Buyer shall cooperate with the maintenance. However, if the defects are not due to the Seller, the Seller shall not bear the liability.

Article 18            Residential Housing Energy Economization Measures

If the Commodity Housing is residence, it must follow relevant national rules and regulations regarding energy economization and the requirements under the Energy Economization Design Standard of Residential Construction (DBJ01–602–2004), published by Beijing Municipal Commission of Urban Planning and the Beijing Municipal Construction Commission.  If such standards are not met, the Seller shall make up economization measures in accordance with the Energy Economization Design Standard of Residential Construction and bear all the costs. The Seller shall compensate the Buyer for any loss thereby incurred.

Article 19            Undertaking to the Use of the Commodity Housing

During the period in which the Buyer occupies the Commodity Housing, without permission, the Buyer shall not alter the main structures of the construction, the load-bearing structures, or the usage of the Commodity Housing.  Except as provided in this Contract, its supplemental agreements and its appendixes, during its period of occupation of the Commodity Housing, the Buyer shall have the right to use the common areas and common facilities of the Commodity Housing together with other occupiers and shall bear the liabilities of the shared area in connection therewith.

The Seller shall not change the usage of the common areas and common facilities of the Commodity Housing without permission.

(For details, please refer to Appendix 3.)

Article 20            Title Registration

I.  Initial Registration

The Seller shall obtain the title certificate of the block building where the Commodity Housing is located before June 30, 2007.  If the title certificate of the block building where the Commodity Housing is located is not obtained within the term provided in this paragraph due to the Seller’s responsibility, both parties agree that item 1 below shall be applied:

1.  The Buyer shall have the right to cancel the housing purchase.  If the Buyer elects to cancel the housing purchase, within 30 days after the housing purchase cancellation notice is delivered, the Seller shall refund the paid purchase price and pay a default penalty of 2 % of the paid purchase price to the Buyer.  If the Buyer elects not to cancel the housing purchase, this Contract shall continue to be performed and, within 30 days after the Seller actually obtains the title certificate, the Seller shall pay to the Buyer a default penalty of 0.02% per day for each day from the next day of the final date on which the Seller should have obtained the title certificate of the block building where the Commodity Housing is located to the day the title certificate is actually obtained.  (For details, please refer to Appendix 3.)

2.  ×                                                                                                                                                                                                  .

II.  Transfer Registration

1.  After the Commodity Housing is delivered for using, both parties agree that they shall handle the situation in accordance with item 2 below:

(1)  Both parties shall jointly apply for the housing title transfer registration to title registration authority.

(2)  The Buyer agrees to entrust Beijing Hengfu Plaza Development Co., Ltd. to apply for the housing title transfer registration to title registration authority and the entrustment fee shall be RMB one thousand five hundred per unit.

2.  If the Buyer does not receive the housing title certificate within 720 days after the delivery of the Commodity Housing due to the Seller’s responsibility, both parties agree that item (1) below shall be applied:

(1)  The Buyer shall have the right to cancel the housing purchase.  If the Buyer cancels the housing purchase, the Seller shall refund the paid housing purchase price, along with the corresponding interest calculated in accordance with the deposit interest rate of the same period published by the People’s Bank of China, to the Buyer within 30 days after the housing purchase cancellation notice is delivered to the Seller.  If the Buyer elects not to cancel the housing purchase, within 30 days after the Buyer actually obtains the title certificate, the Seller shall pay to the Buyer a default penalty of 0.02% per day for each day from the next day of the final date on which the Buyer should have obtained the housing title certificate to the day the housing title certificate is actually obtained.

(2)  ×                                                                                                                                                                                                  .

Article 21            Agreements on Shared Rights

1.  The use right of the roof of the block building where the Commodity Housing is located shall be shared by all the title owners;

2.  The use right of the exterior walls of the block building where the Commodity Housing is located shall be shared by all the title owners;

3.  The Seller shall have the naming right of the building where the Commodity Housing is located;

4.  The Seller shall have the naming right of the community where the Commodity Housing is located.

Article 22            Initial Property Management Service

I.  The property management enterprise engaged by the Seller in accordance with the law is Beijing Beichen Xinhe Property Management Co., Ltd., the qualification certificate number of which is (Jian) 1050134.

II.  During the period of the initial property management, the initial property management services fee is 23.24 per month per square meter of the gross construction area.  This fee shall be collected [annually] [semiannually ✓] [quarterly] by the property management enterprise.  This fee includes fee of sweeping and cleaning within the scope of the property, public order maintenance fee, fee of daily maintenance of shared facilities in common areas, greenery maintenance fee, comprehensive management fee, common area energy fee, central air conditioner fee, heat supply fee, administrative fee, unforeseeable fee, depreciation charge of fixed assets, property management public liability insurance fee, management reward, legal taxes and fees, salaries, social insurance and clothing fees of management personnel, etc.

Among the above property management service fees, the aboveground parking fee is pending and the underground parking fee is pending.

III.  The Seller shall be responsible for supervising the provision of property management service by the property management enterprise in accordance with the stipulations in the initial property management service contract.

IV.  The contents of the property management service and the Owners Interim Convention are attached in Appendix 6. The Buyer has carefully read these documents and agrees that the initial property management services shall be provided by the property management enterprise engaged by the Seller in accordance with the law and that the Buyer will comply with the Owners Interim Convention.

Article 23            Specific Maintenance Funds

If the Buyer entrusts the Seller to pay the specific maintenance funds (common maintenance funds) on behalf of the Buyer, within 180 days after the entrustment, the Seller shall provide the Buyer with the receipts of such payment of the specific maintenance funds (common maintenance funds).

If the Buyer pays the specific maintenance funds (common maintenance funds) by itself, [upon] [within × days after] the delivery of the Commodity Housing, the Buyer shall provide the property management enterprise with the receipts of such payment of the specific maintenance funds (common maintenance funds).

Article 24            Force Majeure

If this Contract cannot be performed due to force majeure, the liabilities of either party shall be relieved in whole or in part in accordance with the effect of such force majeure.  However, either party who can not perform this Contract as affected by force majeure shall immediately notify the other party.

Article 25            Method of Dispute Resolution

Any dispute arising from the performance of this Contract shall be resolved by both parties through consultation or reconciliation. If the consultation or reconciliation fails, the dispute shall be submitted to item 2 below for resolution:

1. × Arbitration Commission for arbitration.

2. the People’s Court for litigation in accordance with the law.

Article 26            This Contract shall become effective upon the execution (affixation of their seals) by both parties.  Both parties may otherwise enter into supplemental agreements to provide matters that are not covered by this Contact. Any modification or termination of this Contract shall be made in writing. Appendixes of and supplemental agreements to this Contract shall have the same force and legal effect with this Contract.

Article 27            This Contract, including its appendixes, has thirty-one pages and is executed in four counterparts, each with the same legal effect, among which the Seller shall have  2  counterparts, the Buyer shall have 1 counterpart and the Beijing municipal housing administration department shall  have 1 counterpart.

Article 28            Within 30 days after the effectiveness of this Contract, the Seller shall apply for the filing of this Pre-sale Contract for Commodity Housing to Beijing Municipal Real Estate Trade Bureau Institution.  If the Seller fails to apply for the pre-sale registration within 30 days after the effectiveness of this Contract, the Buyer may apply for the pre-sale registration.  If the pre-sold commodity housing has been mortgaged, the pre-sale registration shall be jointly applied for by the Seller and the Buyer.

The Seller (signature or seal): [Seal]	The Buyer (signature or seal): [Seal]

[Legal Representative]: /s/ Zhou Li Ming	[Legal Representative]: /s/ Wang Shuang

[Authorized Proxy] (signature or seal): /s/ Zhou Li Ming	[Person in Charge]: /s/ Wang Shuang

[Authorized Sales Agency] (signature or seal):	[Authorized Proxy] (signature or seal):

Execution Date:	Execution Date:

Execution Place: Baifu International Tower	Execution Place: Baifu International Tower

Appendix 1:  Floor Plan and Location of the Commodity Housing in the Entire Block Building

Appendix 2:  Instruction on Constitution of the Shared Construction Area of Common Structure and Common Housing

Instruction on Shared Area of Baifu International Tower

I.  General Statement

1.  Baifu International Tower is consisted of two connected tower buildings.  The floors from underground floor 4 to above-ground floor 5 are connected.  The underground connected part is used for civil defense, underground parking garage, office, catering and equipments housing and the above-ground connected part is for commercial use.  The floors above the above-ground floor 6 are two separated tower buildings, among which Building #1 is an office building and Building #2 is a hotel.

2.  Baifu International Tower is a comprehensive top grade building with multiple functions.  It has 4 underground floors and 26 above-ground floors (in which there are 5 podium building floors).  The gross construction area is 101806 square meters, and the height is 91.8 meters.  In the building, there are housings for office, commerce, ancillary public use, garage, restaurant, various professional equipments and property management housings.

II.  Contents of Shared Area (Please refer to the attached chart)

1.  Underground floor 4

Shared by the whole building:  heat station, wind machine room, equipment crane shaft, condensation machine room, water pump room, water reservoir, air exhaust vertical shaft, stairway, front lobby, corridor, reclaimed water processing room and restroom.

2.  Underground floor 3

Shared by this floor (underground garage): wind machine room, front lobby, building elevator chamber, machine room, shaft, elevator lobby, fire prevention elevator chamber, ELV/HV equipments, restroom.

3.  Underground floor 2

Shared by this floor (underground garage): wind machine room, front lobby, building elevator chamber, machine room, shaft, elevator lobby, fire prevention elevator chamber, ELV/HV equipments, restroom.

4.  Underground floor 1

(a)  Shared by the whole building:  telephone room, steel cylinder room, HV connection room, connection watching room, electricity transformation and distribution room, diesel-electric set room, fire-prevention and building control room, air conditioner room, air vertical shaft, property management office room, wind machine room, shaft, air exhaust vertical shaft.

(b) Shared by this floor:  wind machine room, building elevator chamber, stairway, elevator lobby, fire prevention elevator chamber, front lobby, ELV/HV equipments, men’s room and women’s room, air exhaust vertical shaft, air vertical shaft, smoke exhaust shaft, cooling water pipe room, exterior half wall of underground floor 1, shaft.

5.  Ground floor

(a)  Shared by the podium building (floors 1-5):  lobby, elevator, escalator, corridor, shaft, stairway, men’s room and women’s room, fresh air machine room, smoke exhaust shaft, cooling water pipe room, electricity distribution box room.

(b)  Shared by Office Building #1: lobby of Office Building #1.

(c)  Shared by Hotel Building #2: lobby of Hotel Building #2.

(d)  Jointly shared by Office Building #1 and the podium building (floors 1-5):  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, restroom, water piper shaft.

(e)   Jointly shared by Hotel Building #2 and the podium building (floors 1-5):  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, restroom, fire prevention equipments, air vertical shaft.

(f)  Shared by floor B1-B3:  stairway.

(g)  Individually shared by floor 2-5:  utility stair, stairway, front lobby.

6.  Floor 2-4

(a)  Shared by the podium building (floors 1-5):  stairway, front lobby, fresh air machine room, elevator, corridor, shaft, escalator, men’s room and women’s room, cleaning maintenance room, cooling water pipe room, smoke exhaust room.

(b)  Jointly shared by Office Building #1 and the podium building (floors 1-5):  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, air vertical shaft, water piper shaft, restroom.

(c)   Jointly shared by Hotel Building #2 and the podium building (floors 1-5):  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, air vertical shaft, fire prevention equipments.

(d)  Individually shared:  utility stair, front lobby, utility stair.

7. Floor 5

(a)  Shared by the podium building (floors 1-5):  stairway, front lobby, fresh air machine room, elevator, corridor, shaft, escalator, men’s room and women’s room, cleaning maintenance room, cooling water pipe room, smoke exhaust shaft.

(b)  Jointly shared by Office Building #1 and the podium building (floors 1-5):  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, restroom, water piper shaft.

(c)   Jointly shared by Hotel Building #2 and the podium building (floors 1-5):  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, fire prevention equipments.

8.  Ancillary housing (on the roof of floor 5)

Shared by the podium building (floors 1-5):  elevator machine room.
Individually shared:  utility stair, machine room.

9.  Floor 6-26 of Office Building #1

Shared by Office Building #1: building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, corridor, water pipe shaft, air vertical shaft, fresh air vertical shaft, restroom.

10.  Floor 6-26 of Hotel Building #2

(a)  Shared by floor 6:  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, restroom, fresh air machine room and shaft, corridor, water pipe shaft.

(b)  Shared by floor 7-26:  building elevator room, elevator lobby, fire prevention elevator room, front lobby, ELV/HV equipments, restroom, fresh air machine room and shaft, corridor, service room, restroom of service personnel, vertical shaft of guest room, equipments, air vertical shaft.

11.  Ancillary housing (elevator machine room of Office Building #1, on the roof of Office Building #1)

Shared by the whole building:  elevator machine room, stairway, front lobby, ELV electricity distribution room, HV electricity distribution room, fire prevention elevator room.

Public ownership and use, but not shared:  backup room.

12.  Ancillary housing (top floor of Office Building #1, on the roof of Office Building #1)

Shared by the whole building:  stairway, ELV electricity distribution room, HV electricity distribution room, front lobby

Public ownership and use, but not shared:  backup room.

13.  Ancillary housing (elevator machine room of Hotel Building #2, on the roof of Hotel Building #2)

Shared by the whole building:  elevator machine room, front lobby, stairway, ELV electricity distribution room, HV electricity distribution room, fresh air vertical shaft, shaft, fire prevention elevator room, equipment room (water heating).

Public ownership and use, but not shared:  backup room.

14.  Ancillary housing (water box room of Hotel Building #2, on the roof of Hotel Building #2)

Shared by the whole building:  water box room, stairway, fresh air vertical shaft, shaft.

Public ownership and use, but not shared:  backup room.

15.  The exterior half wall of the podium building floors 1-5 shall be shared by the podium building. The exterior half wall of Office Building #1 shall be shared by Office Building #1. The exterior half wall of Hotel Building #2 shall be shared by Hotel Building #2.  The exterior half wall of floor B1 shall be shared by floor B1.

Appendix 3:  Supplementary Agreement to the Contract

The Seller and the Buyer enter into this Supplementary Agreement (the “Supplementary Agreement”) regarding the matters uncovered in the Pre-sale Contract in accordance with the stipulation of Article 26 of the Pre-sale Contract for Commodity Housing in Beijing Municipality (the “Pre-sale Contract”) entered into by both parties.  Relevant definitions in the Pre-sale Contract shall have the same meaning in this Supplementary Agreement.

Article 1              Supplementary to Article 3 of the Pre-sale Contract

Both parties acknowledge that the floor set forth in the Pre-sale Contact, on which the Commodity Housing is located, is the marked floor.  The Seller has explained the specific location of the Commodity Housing and the Buyer has inerrably understood it.

Article 2              Supplementary to Article 14 of the Pre-sale Contract

1.  If the absolute value of the area difference ratio is more than 3%, the Buyer shall exercise the right of the housing purchase cancellation as set forth in Article 14 of the Pre-sale Contract through written notice within 7 days after the Seller presents to the Buyer the actual construction area data provided by a Beijing surveying and drawing department.  If the Buyer does not exercise such right within the term set forth above, it shall be deemed that the Buyer will not cancel the housing purchase, and it shall be handled in accordance with the stipulations in Article 14 regarding the situation where the Buyer does not cancel the housing purchase.

2.  The Buyer shall go through the procedure of refunding/making up for housing purchase price difference at the Seller’s location within 7 days after the Buyer receives the above mentioned actual construction area data and the settlement notice, and there shall be no interest incurred on the housing purchase price difference.

3.  If any area difference is caused due to design modification and both parties agree not to terminate the contract, they shall enter into a supplementary agreement.

Article 3              Supplementary to Article 6 of the Pre-sale Contract

The Buyer shall pay the housing purchase price within the payment term set forth in Article 6 of the Pre-sale Contract and Appendix 4 thereto.  If the price is paid through bank remittance, the payment date shall be the date on which the price is remitted to the Seller’s account.  If the price is paid through banking note (bill of exchange, promissory note, check), the payment date shall be the date on which the price borne by such note arrives in the Seller’s account.  If the price is paid in cash, the payment date shall be the date on which cash is delivered.

Article 4              Supplementary to Article 10 of the Pre-sale Contract

1.  If the Seller exercises the right to terminate the contract due to the fact that the Buyer fails to pay the price within the term set forth in the Pre-sale Contract, the Seller shall have the right to deduct the default penalty and deposit from the paid housing purchase price and refund the remainder to the Buyer without interest.

2.  The Seller shall have the right to otherwise dispose the Commodity Housing from the date on which the notice of the cancellation of the Pre-sale Contract and this Supplementary Agreement is delivered by the Seller to the Buyer, and all the income incurred from such disposal shall belong to the Seller.

Article 5              Supplementary to Article 8 of the Pre-sale Contract

The Buyer understands that the Commodity Housing is undergoing planning modification procedures and the Buyer agrees to purchase the Commodity Housing and enter into the Pre-sale Contract with the Seller.  The Seller shall handle the internet execution procedure and filing registration with the Buyer within 7 days after the Seller completes the planning modification procedure and gives the internet execution notice.

The change of the title registration area due to the planning modification shall be handled in accordance with Article 14 of the main contract and Article 2 of this Supplementary Agreement.

After the completion of the procedures set forth in this Article, the Buyer shall, after the Seller’s notice through telephone or post mail, go through follow-up procedures (including the mortgage) within 10 working days after the notice is given by the Seller and shall submit to the bank and the law firm designated by it all materials and fees eligible for the bank and necessary for the application of the loan.  If the drawdown is delayed due to the Buyer’s failure of the submission of the materials and fees in time, the Buyer shall take the default responsibility of payment delay in accordance with Article 10 of this Contract and Article 4 of this Supplementary Agreement.  If the delay is for more than 60 days, the Seller shall have the right to terminate the Contract unilaterally.

Article 6              Supplementary to Article 13 of the Pre-sale Contract

If the situations set forth in Item 1(2) in Article 13 of the Pre-sale Contract occur, and the Seller does not receive the written notice from the Buyer regarding the termination of the Pre-sale Contract and this Supplementary Agreement for more than 30 days, it shall be deemed that the Buyer accepts the delivery delay of the Commodity Housing, and the Pre-sale Contract and this Supplementary Agreement shall continue to be performed.

Article 7              Supplementary to Article 15 of the Pre-sale Contract

1.  After the Commodity Housing satisfies the delivery conditions set forth in Article 15 of the Pre-sale Contract, the Seller shall send the written documents regarding handling the delivery procedures of the Commodity Housing (i.e., the moving-in notice) to the address set forth in Article 11 of this Supplementary Agreement.  The Buyer shall handle the delivery procedures of the Commodity Housing in the designated location within the term set forth in the moving-in notice (i.e., the deliver term).

2.  If the Buyer fails to fulfill the delivery procedures of the Commodity Housing in the designated location within the term set forth in the moving in notice not due to the Seller, from the expiration of the delivery term, it shall be deemed that the Buyer agrees on the property management convention and property management service fee standard approved by the government authority and accepts the actual area data of the Commodity Housing issued by the real estate authority.  Meanwhile, any right, obligation, property risk, insurance responsibility relevant with the Commodity Housing and all fees payable (including but not limited to, property management service fee, various taxes, heat supply fee and any other fee) shall be transferred to be undertaken by the Buyer and any loss or income incurred wherefrom shall be undertaken by the Buyer.

3.  Except for reasonable causes confirmed by both parties to the Pre-sale Contract, the Buyer shall have paid off all the payable housing purchase price, deed tax payable in obtaining the title certificate, public facilities and equipments maintenance funds and property management service fee and shall have submitted necessary materials to the Seller in accordance with Appendix 5 of the Pre-sale Contract while handling the delivery procedures of the Commodity Housing.  Otherwise, the Seller shall have the right to delay the delivery term of the Commodity Housing, without undertaking any default liability, until the Buyer has paid off the abovementioned fees and has submitted all the materials.

4.  The Buyer shall have the right to inspect and accept the Commodity Housing within the term set forth in the moving-in notice but shall not reject to inspect and accept the Commodity Housing if the Beijing Municipal Housing Construction and Municipal Infrastructure Facilities Construction Completion Inspection and Acceptance Filing Registration Table has been obtained.

5.  The Buyer agrees that before the official foundation of the owners committee, the property shall be managed by the property management company designated by the Seller and after the official foundation of the owners committee, the committee shall have the right to continue engaging the initial property management company or engage another property management institution.

Article 8              Supplementary to Article 20 of the Pre-sale Contract

The Seller shall complete the title registration within 24 months after the relevant materials submitted by the Buyer for the title registration have been completed and eligible for the title registration.  If the Buyer does not obtain the title certificate of the Commodity Housing within the term set forth in this Article due to the Buyer or other persons or the real estate authority, the term shall be postponed accordingly and the Seller shall not undertake any liability.

Article 9              Supplementary to Article 19 of the Pre-sale Contract

The usage of the Commodity Housing by the Buyer shall conform to the general operation plan of Baifu International Tower formulated by the Seller.

Article 10            Supplementary to Article 26 of the Pre-sale Contract

This Supplementary Agreement and its appendixes are an integral part of the Pre-sale Contract and shall have the same legal effect as the Pre-sale Contract.  If there is any inconsistency between the stipulations of this Supplementary Agreement and those of the Pre-sale Contract, this Supplementary Agreement shall prevail.  Any change or any other form of modification of the Pre-sale Contract and its appendixes shall be agreed upon by both parties and made in writing.  This Contract and its appendixes constitute a complete and binding legal document for both parties, which shall be the final basis to determine the rights and obligations of both parties, and shall substitute the consultation, commitments and letters or documents in any other form issued by both parties previously.

Article 11            Corresponding Address

The Buyer warrants that its address, telephone, facsimile and other corresponding addresses are authentic and valid, and if there is any change thereof, the Buyer shall notify the Seller in writing within 5 days after such change.  The Seller shall undertake no liability of notice delivery delay due to wrong or invalid corresponding address of the Buyer.  The notice shall be deemed to have been delivered on the date that such notice is sent out.

Appendix 4:  Agreements on Payment Method and Term

Article 1              The Buyer shall pay in accordance with item 1 below:

1.  Lump-sum payment.

The total price, which is RMB forty-seven million four hundred and eighty-six thousand five hundred and sixty (RMB47486560) shall be paid upon execution of this Contract.

2.  Payment by mortgage.

(1)  First installment:  RMB ×                                           , which is ×    % of the total price.
Payment term:  paid upon execution of this Contract.

(2)  The remaining housing purchase price: RMB ×                                                  , which is ×    % of the total price.
Payment term:  Party B shall provide all application materials and pay all the fees necessary for the application of mortgage upon execution of this Contact.
If Party B fails to execute the above mentioned application materials, provide relevant documents or pay relevant fees in time or the above mentioned application materials, relevant documents and fees provided or paid by Party B is in eligible for the mortgage, which causes the loan from the bank does not arrive in Party A’s account in time and amount set forth in this Contract, Party B may change the payment method after obtaining Party A’s confirmation.  Otherwise, it shall be deemed the payment is delayed and Party A shall have the right to require Party B to undertake default liability and handle the situation in accordance with Article 10 of the main contract.

Article 2              After Party B obtains the loan from the bank for individual residence, Party B shall repay the principle and the interest in time and full amount to the bank.  If the loan repayment is overdue by Party B, which causes the bank to deduct corresponding amount from Party A, Party B shall repay to Party A the deducted amount within 15 days after the date on which Party B receives the recovery notice from Party A (the delivery date of post mail or email) and pay Party A 10% of the deducted amount as default penalty.

Article 3              Within the stage that Party A provides security for Party B’s loan, if the loan repayment by Party B is overdue for more than 3 months or Party B fails to repay Party A relevant amount of money more than 3 months after Party B receives the recovery notice from Party A, Party A shall have the right to terminate this Contract unilaterally and Party B shall pay Party A 10% of the purchase price as default penalty.  Meanwhile, Party B shall undertake all the losses incurred wherefrom.

The Buyer (signature and seal):

Date:  __________________

Appendix 5:  Agreements on Decoration and Equipments Standard

1. Heating system:

(1) Central heating; [radiator] [floor heating] [ × ] wind machine circling pipes;

(2) Heating by unit: [gas heater] [electronic heating] [ × ] ×                                                                         ;

(3) Brand name of the heating equipments:  Shanghai Jun Zi Lan.

2. Heat preservation materials:

(1) Heating preservation for exterior wall: extrusion polystyrene board for the podium building, heat preservation fire prevention cotton for the office building;

(2) Heating preservation for interior wall: [plaster polystyrene board] [ × ] ×                                                     .

3. Exterior wall: glass wall.

4. Interior wall: stucco.

5. Ceiling: plaster suspended ceiling.

6. Indoor floor: cement floor.

7. Doors and windows:

(1) Size of the exterior window structure is: 800×1382, 800×1400;

(2) Open method is: open from outside;

(3) Material of the doors and windows: double glass hollow bridge cutoff aluminum alloy window.

8. Kitchen:

(1) Ground: [cement floor] [ceramic tile] [           ] ×                                                                  ;

(2) Wall: [water proof stucco] [ceramic tile] [         ] ×                                                              ;

(3) Ceiling: [cement floor] [plaster suspended ceiling] [           ] ×                                          ;

(4) Kitchen ware: ×                                                                                                                        .

9. Restroom:

(1) Ground: ceramic tile;

(2) Wall: ceramic tile;

(3) Ceiling: plaster suspended ceiling.

10. Balcony: [plastic and steel enclosed] [aluminum alloy enclosed] [bridge cutoff aluminum alloy enclosed] [non-enclosed] [ × ] ×                                 .

11. Elevator:

(1) Brand name of the elevator: Shanghai Mitsubishi Elevator;

(2) Speed of the elevator: 2.5 meters per second;

(3) Load capacity of the elevator: 1000 kg.

Appendix 6:  Property Management Service

(The contents of this appendix are consistent with the initial property management service contract entered into between the Seller and the property management enterprise.)

I.  Contents of Property Management Service

1.	Daily maintenance and management of common areas of housings and constructions of the property.

2.	Daily operation and maintenance of common facilities and equipments of the property.

3.	Repair, maintenance and management of common facilities, equipments, ancillary constructions, service equipments within the red line area in the property’s planning.

4.	Public security and safeguard and fire prevention management of common areas.

5.	Management of public transportation and parking areas.

6.	Daily cleaning maintenance and regular cleaning of common areas.

7.	Maintenance of common greenery.

8.	Management service of decorations ornaments.

9.	Front desk inquiry and mail categorization.

10.	Placement of flowers and plants and festival decoration of the property.

11.	Onerous services engaged by special arrangement.

12.	Management of engineering drawings, owners’ profiles and completion inspection and acceptance materials relevant to the property.

13.	Collection of the following fees from owners and property users of the property:

•	property management service fee;

•	trusted collections and payments;

•	management fee for parking space.

II.  Quality of Property Management Service

1.
Appearance of housings:  appearance is complete and tidy; marks and sings are obvious and in order; no private building or drawing in violation of the planning, no stain, no damage or falling off of exterior walls; the housing intact ratio shall be no less than 90%.

2.
Equipments operation:  equipments are in good order and regular operation; no potential risk of accident; complete maintenance and repair regulations; regular maintenance and repair of equipments; eliminate potential risks of accident in time; the equipments intact ratio shall be no less than 98%.

3.
Repair and maintenance of housings facilities and equipments:  examine housings and common facilities and equipments regularly; repair immediately after discovery of problems; the ratio of in time repair shall be 100% and the ratio of qualified repair shall be no less than 98%.

4.
Repair:  provide repair service to owners for 24 hours; arrive in the location to repair within 15 minutes after receiving owners’ repair report or appoint a repairing date with owners; establish return visit scheme and keep return visit records.

5.
Scenery and greenery:  daily maintenance and management to greenery, flowers and plants; no miscellaneous object, weed on greenery, no trespass of greenery, no uncovered greenery; regular prune of flowers and plants; no dead branch or blight.

6.
Public environment:  environment and sanitary facilities are complete and intact; common areas are clean and tidy; omnibearing ceaseless recycling cleaning area shall meet the standard that no discarded miscellaneous object on floors of common areas, no post on walls; regular clean of accumulated water and snow; regular eliminate of insects and mousse; make decorations on the tower during important festivals.

7.
Public order maintenance:  establish positions of safeguards in main entrances and exits; go on inspection tour of safeguard for 24 hours; eliminate various potential risks in time; make handling plans for emergencies; guarantee owners’ safety; actively cooperate with local police station to handle illegal actions in the tower.

8.	Management of cars: mark lines within the area; marks and sign are complete; channelize efficiently and parking in order.

9.
Management of fire prevention:  supervise for 24 hours; regular examine fire prevention facilities; ensure the intactness of the facilities and the facilities can be used in any time; regular fire prevention drill.

10.
Management of decorations and ornaments:  daily inspection and record; correct violating actions; clear decoration trash in accordance with provisions; guarantee the safety and order of decoration management.

Client service:  system is complete; services of client service personnel are in accordance with norms and warm; establish service telephone for 24 hours; establish return visit scheme; the satisfaction ration of property management service by owners and property users shall be no less than 90%.

I.  Property Management Service Fee Items and Price

Property Management Service Fee Items and Price Table of Baifu International Tower

Number	Item	Price
1	Property Management Service Fee	RMB23.24 per square meter per month
2	Electricity Fee	RMB1.00 per KWH
3	Cold Water Fee	RMB5.60 per ton
4	Gas Fee	RMB 2.40 per cubic meter
5	Underground Parking Place Fee	Pending
6	Underground Parking Place Fee (temporary parking)	RMB2.5 per parking place per hour
7	Decoration Personnel Entrance Card Fee	Deposit: RMB30.00 per card plus RMB5.00 per card
8	Decoration Deposit	RMB20.00 per square meter (shall be refunded)
9	Decoration Trash Clear Fee	RMB4.00 per square meter
Note: 1. Standard of various fees shall be accordingly adjusted in accordance with relevant regulations of the government. 2. Increased fee items and price shall be notified later.

II.  Owners Interim Convention

Owners Interim Convention

Chapter I    General Rules

Article 1              In accordance with the Regulations on Property  Management and other relevant laws, regulations and policies, the developer,  prior to the sale of the property, has formulated this Convention to make provisions for the matters related to the usage, maintenance and management of the property, the common interests of the owners, the obligations to be performed  by the owners, and the liabilities for breaching of this Convention, etc. pursuant to law.

Article 2              The developer shall present and explain this Convention to the purchasers of the property prior to selling such property to them.

The written commitments to this Convention made by the purchasers of the property upon the execution of the property sale contract with the developer shall be deemed as their recognition of the contents of this Convention.

Article 3              This Convention shall be binding on the developer, the owners, and the property users.

Article 4              Any provisions related to the common interests of the owners in the initial property management service agreement entered into by and between the developer and the property management enterprise shall be consistent with this Convention.

Chapter II    Basic Information of the Property

Article 5              Basic information of the property within the property management area:

Name of Property: Location: Type of Property: Constructed area:	Baifu International Tower ; 18 Gongti East Road, Beijing; Comprehensive; 101891m2.

The property management area is:

East to: South to: West to: North to:	Dong Da Qiao Xie Street; North Chao Yang Road ; Gongti East Road ; Tian Zhao Restaurant .

Article 6              In accordance with the relevant laws and regulations and the property sales contract, the owners shall have the ownership of the following common areas and common facilities and equipments in the property:

1.           The common areas jointly owned by all the owners of an individual building, including load-bearing structures, the main structure, the public lobby, public hallways, public staircases, public restrooms, exterior walls, roofing, etc. of such building;

2.           The common facilities and equipments jointly owned by all the owners of an individual building, including water supply equipment, sewage pipes, rainspouts, lighting equipment, fire prevention equipment, lightning grounding equipment, elevators, etc.

3.           The common areas and the common facilities and equipments owned jointly by all the owners in the property management area, including the pool well, lighting equipment, rooms for common facilities and equipment, rooms for property management, electricity transformation and distribution station room, telephone machine room, reclaimed water processing station, heat exchange station, central air conditioner cooling water machines, gas pressure adjustment station, water pump room (livelihood, fire prevention), etc.

Article 7              In accordance with the property sale contract, the developer shall have the ownership of the following areas and facilities and equipments within the property management area:

1.	Underground garage;

2.	Ancillary public buildings.

The exercise of the ownership of the above areas and facilities and equipments by the developer shall not affect regular usage of the property by the property purchaser.

Chapter III    Use of the Property

Article 8              The owners shall enjoy the right to possess, utilize, profit from, and dispose of the proprietary areas of the property, but shall not affect regular usage of the property by the other owners.

Article 9              The owners shall abide by the provisions of laws and regulations and shall appropriately deal with the relationship with adjacent owners in the aspects of power supply, water supply, heat supply, gas supply, water draining, passing through, ventilation, natural lighting, decoration and ornament, environment and sanitary, environmental protection, etc., in the principle that is beneficiary to the property usage, safety, tidiness and equality and fairness and not harmful to public interest and interests of others.

Article 10            The owners shall use the property for the planned purposes.  If it is necessary to change the designed purposes due to special circumstances, the owner shall, after obtaining the written consent of adjacent owners, obtain the approvals from the relevant administrative authorities, and inform the property management enterprise.

Article 11            If the owner needs to decorate or install finishing in their property, he/she shall notify the property management enterprise in advance and enter into a decoration and finishing management service agreement with it.  The owner shall engage in the decoration or finishing activities in accordance with the provisions in the decoration and finishing management service agreement and in compliance with the matters of attention in decorations or finishing, and must not engage in any prohibited activities in decorations or finishing.

Article 12            The owners shall place the materials for decorations or finishing and the garbage thereof in the designated places and shall not occupy the common area and common places of the property without permission.

The time for decoration or finishing within the property management area is:  18:00 to 8:00 of the next day from Monday to Friday and national holidays and public holidays.

Article 13            If decoration or finishing affects regular usage of common areas, common facilities and equipments of the property or infringes the legal interests of adjacent owners, the owner shall immediately recover to the original situation and undertake the corresponding compensation liability.

Article 14            The owners shall reasonably use and shall not remove or change the common facilities and equipments, such as water, electricity, gas, heat etc. in accordance with relevant regulations.

Article 15            Driving or parking vehicles in the property management area shall be in compliance with the rules on vehicle driving and parking in the property management area.

1.	When driving a vehicle in the property management area, the speed shall be less than 15 km/h and whistling is prohibited.

2.
When an owner of the property drives a vehicle into or out of the underground garage, he shall present the certificate as demanded.  When a vehicle which does not belong to the property area goes into the underground garage, an underground garage management personnel shall issue a timing certificate and such certificate shall be taken back by the personnel when the vehicle goes out of the underground garage and parking fee shall be charge in accordance with relevant regulations of the municipal government.

3.
Vehicles shall be parked in the designated parking place and shall not be parked in fire prevention passages, walkways, greenery, etc.  The parking place may only be used for parking vehicles.  It is prohibited to install any equipment in the parking place without permission. During the nighttime, thievery prevention alarm shall be muted and any noise occurred shall be muted immediately.  When parking a vehicle, it shall be ensured that doors have been locked and purse or other valuable objects have not been left in the vehicle.

Article 16            The following activities are prohibited in the property management area:

1.	To damage the load-bearing structures and the main structure of the property, destroy the property’s appearance, or change the designed purposes of the property without permission;

2.	To occupy or destroy the common area, the common facilities and equipment, and the relevant places of the property, or move the common facilities and equipments off of the property without permission;

3.
To put up or build buildings in the main structure or self use areas of the property housing in violation of regulations, or other actions in violation of relevant regulations of Beijing Municipal Bureau of Urban Management and Beijing Municipal Commission of Urban Planning;

4.	To dump or abandon garbage or other various things in non-designated places;

5.	To place or leave explosive, combustible, poisonous, or radioactive things, discharge toxic or harmful substances, or make noise in excess of the relevant standards;

6.	To hang up, post, scrawl, chisel, or paint in the common area of the property or other relevant places without permission;

7.	To engage in activities that endanger public interest or infringe upon the legitimate rights and interests of others by taking use of the property;

8.	Activities prohibited in relevant regulations of the property management enterprise in the property management area;

9.	Other activities prohibited by laws and regulations.

Article 17            It is strictly prohibited for the owners or property users to raise animals in the property management area.

Chapter IV    Property Maintenance and Conservation

Article 18            The maintenance and conservation by an owner of his or her specially owned area of the property shall not affect the legitimate rights and interests of other owners.

Article 19            If it is necessary to enter the relevant owner’s specially owned area for maintenance and conservation of the property, the entering owner or the property management enterprise shall notify the relevant owner in advance and the relevant owner shall provide necessary cooperation.  If any damage of the property or other losses occurs due to the obstruction of the process of maintenance and conservation by the relevant owner, the relevant owner shall be responsible to repair or undertake the compensation liability.

Article 20            If any emergency that endangers public interest or infringes upon the legitimate rights and interests of the other owners occurs, and it is necessary to enter into the specially owned area of the property promptly to conduct maintenance and conservation but the relevant owner is unreachable, the property management enterprise may explain the situation to the adjacent owner and under the supervision of the third party (e.g., the local police station), the property management enterprise may enter into the relevant owner’s specially owned area of the property to conduct the maintenance and conservation and it shall notify the relevant owner promptly and handle the problems arising therefrom.

Article 21            If it is necessary for an owner to temporarily occupy or dig roads or ground for maintenance and conservation of the property or the pubic interest, the owner shall obtain the consent of the developer and the property management enterprise and recover to the original condition within the promised term.

Article 22            Where there is any hidden risk in the property that endangers the public interests or the legitimate rights and interests of other owners, the responsible person shall adopt measures to eliminate such hidden risk in a timely manner.

Article 23            The developer shall undertake the responsibility to repair the property during the guaranteed period and within the guaranteed scope provided for by the state.  If the developer refuses or delays the repairing of the property during the guaranteed period and within the guaranteed scope, the owners may repair by themselves or entrusting others and the repairing fees and other losses incurred during the repairing period shall be undertaken by the developer.

Article 24            All the owners within the property management area shall pay, use, and manage the special maintenance funds pursuant to the relevant regulations.

Chapter V    Payment of Property Management Service Fee

Article 25            The standard of the property management service fee is RMB23.24 per square meter per month.

    1.       The owners shall pay the property management service fee to the property management enterprise in accordance with regulations or agreements, and the owner shall entrust others to pay on their behalf or make up the payment promptly if the owners cannot promptly pay the property management service fee by themselves.

2.                Upon handling the entering procedures, the owners shall pay the property management service fee for 6 months in a lump-sum payment.  If the entering procedures are overdue, the property management service fee shall be calculated from and collected in accordance with the housing delivery date set forth in the contract. The property management service fee shall be paid quarterly thereafter and the payment time shall be the first month of the subsequent quarter of the last payment.

3.                If the owners transfer the property, they shall settle the property management service fee with the property management enterprise.  If the property is leased out, and it is agreed that the leaser shall pay the property management service fee, such agreement shall be applied and the owners shall undertake joint responsibility for the payment.

4.               The standard of each item of the property management service fee shall be adjusted in accordance with regulations by the relevant department of the municipal government and resolutions of the owners’ general meeting.

Article 26            Within the property management area, the owners shall undertake all the property management service fee of their empty housing from the delivery date of the housing.

Article 27            The parking fee of the underground garage shall be collected by the property management enterprise from parking place users in the standard of RMB pending per parking place per month.

Article 28            The standard of the entrusted collection and payment of other relevant fees collected by the property management enterprise from the owners or the property users shall be implemented in accordance with relevant regulations by the state.

Article 29            If the owners entrust the property management enterprise to repair, maintain and converse or conduct other specially appointed services for their self use area and equipments, the owners shall pay relevant fees.

Chapter VI    Common Interests of the Owners

Article 30            In order to protect the common interests of the owners, all owners agree to grant the property management enterprise the following rights in the property management activities:

    1.       Assisting the developer in formulating the rules and regulations for the use of the common area and the common facilities and equipments of the property, public order, environmental sanitation, etc., in accordance with this Convention；

    2.             Adopting necessary measures, such as criticizing, persuading, public releases, legal actions, etc., to prevent the owners or the property users from conducting activities that violate this Convention and the relevant rules and regulations.

Article 31            The developer shall put up in a prominent place in the property management area a notice board for posting property management rules and regulations, and notices and notifications that shall be sent to the owners and the property users.

Article 32            With the property management area, the collection of the property management service fee shall be an overall collection.  The owners shall pay the property management service fee in time and in full amount in accordance with agreements of the previous stage property management service contract.  The property management service fee is the foundation to normally conduct property management service activities and has connection with the common interests of all the owners, therefore, the owner shall actively advocate and persuade the owners whose fee is overdue to undertake the obligation of payment of the property management service fee.

Article 33            An owner utilizing the common areas and the common facilities and equipments of the property to carry out business operations shall, after obtaining the consent of the relevant owners and the property management enterprise, go through the relevant formalities pursuant to the regulations.  The proceeds obtained by such owner shall be mainly used to supplement the special maintenance funds.

Chapter VII    Liabilities for Breach of the Convention

Article 34            If an owner, violating the provisions of this Convention related to the use, maintenance, and management of the property, obstructs the normal use of the property or causes damages to the property or causes other losses, the other owners and the property management enterprise may bring a suit before a People’s Court based on this Convention.

Article 35            If an owner, violating the provisions of this Convention related to the common interests of the owners, causes the common interests of all the owners are infringed, the other owners and the property management enterprise may bring a suit before a People’s Court based on this Convention.

Article 36            For the owners who refuse to pay the property management service fee, the property management enterprise may take legitimate measures to urge the payment.  If the owners fail to pay the property management service fee in full amount in accordance with this Convention and the initial property management service contract, the property management enterprise may charge the daily default penalty of 0.3 percentage of the property management service fee that should have been paid from the date on which the payment is overdue.

Article 37            If the developer fails to perform the obligations provided under this Convention, the owners and the property management enterprise may make complaints with the relevant administrative authorities, or bring a suit before a People’s Court based on this Convention.

Chapter VIII    Miscellaneous

Article 38            Specially owned area of the property referred to in this Convention means exclusive rooms, spaces, ground and relevant facilities and equipments solely used by an individual owner.  Common area, common facilities and equipments referred to in this Convention mean rooms, spaces, ground and relevant facilities and equipments within the property management area jointly owned or used by multiple or all the owners, except the part specially owned by an individual owner.

Article 39            The owners shall, upon the transfer or lease of the property, notify the property management enterprise in writing within one month after the execution of the purchase contract or the lease contract and require the assignee of the property to sign the Commitment Letter to this Convention or the leaser to undertake to abide by this Convention in the lease agreement.

Article 40            The owners shall comply with the provisions of relevant laws and regulations regarding property management and this Convention, cooperate with the management of the property management enterprise, appropriately handle neighborhood relationship and comply with management implementing rules and regulations formulated by the property management enterprise in accordance with relevant regulations and this Convention.  Meanwhile, the owners shall undertake that the property users and relevant personnel comply with this Convention and relevant regulations and appropriately use the property.

Article 41            Each of the developer, the property management enterprise, and the owners shall keep a copy of this Convention.

Article 42            This Convention shall take effect from the date when the first owner signs the Commitment Letter and shall be effective until the Owners Convention formulated by the Owners’ General Meeting takes effect.

V.   Other agreement.

COMMITMENT LETTER

I, as a purchaser of Baifu International Tower (the name and specific location of the property, the “Property”) and for the purpose of protecting the common interests of all the owners in the property management area, hereby commit as follows:

1. I confirm that I have carefully read the Owners Interim Convention of Baifu International Tower formulated by Beijing Hengfu Plaza Development Co., Ltd. (the “Convention”).

2. I agree to comply with and advocate that other owners and property users comply with this Convention;

3. I agree to take the relevant liabilities for the violation of this Convention, and agree to take the joint liability for the activities of the property users that violate this Convention;

4. I agree to obtain and deliver to the developer or the property management enterprise the commitment letter to the Convention executed by the assignee upon the transfer of the property.  This Commitment Letter shall remain in effect until the developer or the property management enterprise receives the commitment letter executed by the assignee of the property.

Committed by: (signature and seal)

Date:  __________________

Appendix 7:  Agreements on Ancillary Buildings and Structures

Both parties agree that item 1 below shall be applied to the ancillary buildings and structures, e.g., underground parking spaces of the Commodity Housing.

1.  When the Seller sells the Commodity Housing, 20 underground parking spaces ancillary to the Commodity Housing shall be transferred along with the Commodity Housing.

The price for each underground parking space is RMB250,000.  For 20 underground parking spaces, the total price is RMB5,000,000.

2.  When the Seller sells the Commodity Housing, × , × , × , and × which are ancillary to the Commodity Housing shall not be transferred along with the Commodity Housing.